                          EXPENSE LIMITATION AGREEMENT

         EXPENSE LIMITATION AGREEMENT, effective as of November 30, 2001 by and between The Equitable Life Assurance Society of the United States (the "Manager") and AXA Premier Funds Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a "Fund", and collectively, the "Funds").

         WHEREAS, the Trust is a Delaware business trust organized under the Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

         WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated November 30, 2001, ("Management Agreement"), pursuant to which the Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

         WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.
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         1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to organizational costs, investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

         1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

         1.3. Method of Computation. To determine the Manager's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

         1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.       Reimbursement of Fee Waivers and Expense Reimbursements.
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         2.1. Reimbursement. If in any year during which the total assets of a Fund are greater than $100 million and in which the Management Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager, pursuant to Section
2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2. Method of Computation. To determine each Fund's payments, if any, to reimburse the Manager for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, shall pay to the Manager an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

         2.3. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

         2.4. Limitation of Liability. The Manager shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.       Term and Termination of Agreement.
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         This Agreement shall continue in effect with respect to all Funds until February 28, 2003 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and
(ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). This Agreement shall terminate automatically upon the termination of the Management Agreement; provided, however, that a Fund's obligation to reimburse the Manager, as described above, will survive the termination of this Agreement unless the Trust and the Manager agree otherwise.

4.       Miscellaneous.
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         4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

         4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                      AXA PREMIER FUNDS TRUST
                                          ON BEHALF OF EACH OF ITS FUNDS


                                       By: /s/ Steven M. Joenk
                                           ------------------------------------
                                           Steven M. Joenk
                                           President

                                       THE EQUITABLE LIFE ASSURANCE
                                       SOCIETY OF THE UNITED STATES


                                       By: /s/ Peter D. Noris
                                           ------------------------------------
                                           Peter D. Noris
                                           Executive Vice President and
                                           Chief Investment Officer

                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:


Name of Fund                                                           Maximum Annual Operating Expense Limit
------------                                                           --------------------------------------
                                                               Class A       Class B       Class C       Class Z
                                                               -------       -------       -------       -------
AXA Premier Large Cap Core Equity Fund                         1.45%         2.20%         2.20%         1.20%

AXA Premier Large Cap Growth Fund                              1.45%         2.20%         2.20%         1.20%

AXA Premier Large Cap Value Fund                               1.45%         2.20%         2.20%         1.20%

AXA Premier Small/Mid Cap Growth Fund                          1.70%         2.45%         2.45%         1.45%

AXA Premier Small/Mid Cap Value Fund                           1.70%         2.45%         2.45%         1.45%

AXA Premier International Equity Fund                          1.90%         2.65%         2.65%         1.65%

AXA Premier Technology Fund                                    1.95%         2.70%         2.70%         1.70%

AXA Premier Health Care Fund                                   1.95%         2.70%         2.70%         1.70%

AXA Premier Core Bond Fund                                     1.05%         1.80%         1.80%         0.80%

AXA Premier Money Market Fund                                  0.95%         1.70%         1.70%         0.70%
